Exhibit 99.1

Gemphire Enters into $15 Million Term Loan Agreement with Silicon Valley Bank

LIVONIA, Michigan, July 25, 2017 -- Gemphire Therapeutics Inc. (NASDAQ: GEMP) today announced that it has entered into a loan and security  agreement with Silicon Valley Bank for a term loan of up to $15 million, subject to funding in up to three tranches. Gemphire immediately drew $10 million upon execution of the loan agreement on July 24, 2017. Gemphire intends to use the capital to support the ongoing development of its product candidate, gemcabene, and for general corporate purposes.

The remaining $5 million under the term loan may be drawn, at Gemphire’s option, subject to the achievement of certain pre-clinical and clinical milestones, prior to July 31, 2018. The term loan will mature on February 1, 2021. Additional details of the loan agreement, and a copy of the agreement itself, will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

"This loan facility strengthens our cash position as we continue clinical development of our product candidate, gemcabene, for the treatment of cardiometabolic disorders, including dyslipidemia and NASH," said Jeff Mathiesen, Chief Financial Officer of Gemphire. "We believe that the increased cash provided by this facility further extends our operating runway beyond the projected readouts of our ongoing and currently planned Phase 2b trials and will support our work thereafter to develop our Phase 3 study plans.  We are pleased to be collaborating with Silicon Valley Bank and appreciate the support the bank has provided to us."

“Gemphire is on an exciting journey as they further advance their mission to help patients with cardiometabolic disorders,” said Tom Hertzberg, Director, Life Science and Healthcare, Silicon Valley Bank. “We’re pleased to be Gemphire’s financial services partner and support their continued growth.”

About Gemcabene

Gemphire’s product candidate, gemcabene (CI-1027), is a first-in-class, once-daily, oral therapy that may be suitable for patients who are unable to achieve normal levels of LDL-C or triglycerides with currently approved therapies, primarily statins.  Gemcabene's mechanism of action enhances the clearance of very low-density lipoproteins (VLDLs) in the plasma and inhibition of the production of cholesterol and triglycerides in the liver. The combined effect for these mechanisms has been clinically observed to result in a reduction of plasma VLDL-C, LDL-C, and triglycerides. In addition, gemcabene has been shown to markedly lower C-reactive protein and improve insulin sensitization. Gemcabene is liver-directed and reduces apoC-III

Exhibit 99.1

mRNA and plasma levels. Gemcabene also reduces acetyl-CoA carboxylase (ACC1) and CCR2/CCR5 receptor mRNA levels, which may have applications in non-alcoholic steatohepatitis (NASH)/non-alcoholic fatty liver disease (NAFLD). Gemcabene has demonstrated proof of concept efficacy for NASH in the STAM™ model developed at SMC Laboratories in Tokyo, Japan. Gemcabene has been tested as monotherapy and in combination with statins and other drugs in 903 subjects across 19 Phase 1 and Phase 2 clinical trials and has demonstrated promising evidence of efficacy, safety and tolerability.

About Gemphire

Gemphire is a clinical-stage biopharmaceutical company that is committed to helping patients with cardiometabolic disorders, including dyslipidemia and NASH. The Company is focused on providing new treatment options for cardiometabolic diseases through its complementary, convenient, cost-effective product candidate gemcabene as add-on to the standard of care especially statins that will benefit patients, physicians, and payors. Gemphire has initiated 3 clinical trials for homozygous familial hypercholesterolemia (HoFH), heterozygous familial hypercholesterolemia (HeFH)/atherosclerotic cardiovascular disease (ASCVD), and severe hypertriglyceridemia (SHTG) under NCT02722408, NCT02634151, and NCT02944383, respectively with a fourth planned trial in NASH to initiate in second half of 2017.  Please visit www.gemphire.com for more information.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

©2017 SVB Financial Group. All rights reserved. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group (Nasdaq: SIVB).

Forward Looking Statements

Any statements in this press release about Gemphire’s future expectations, plans and prospects, including statements about Gemphire’s financial prospects, future operations, excepted uses of capital and sufficiency of funds for future operations, clinical development of Gemphire’s product candidate, expectations regarding future clinical trials and future expectations and plans and prospects for Gemphire, expectations regarding operating expenses and cash used in operations, and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "may," "potential," "will," "would," "could," "should," "continue," “scheduled” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the success and timing of Gemphire’s regulatory submissions and pre-clinical and clinical trials; regulatory requirements or developments; changes to Gemphire’s clinical trial designs and regulatory pathways; changes in Gemphire’s capital resource requirements; Gemphire’s ability to obtain additional financing; Gemphire’s

Exhibit 99.1

ability to successfully market and distribute its product candidate, if approved; Gemphire’s ability to obtain and maintain its intellectual property protection; and other factors discussed in the "Risk Factors" section of Gemphire’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other filings Gemphire makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Gemphire’s views as of the date hereof. Gemphire anticipates that subsequent events and developments will cause Gemphire’s views to change. However, while Gemphire may elect to update these forward-looking statements at some point in the future, Gemphire specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Gemphire’s views as of any date subsequent to the date hereof.

Contact:
Andrew McDonald, Ph.D.	Jeff Mathiesen, CFO
LifeSci Advisors, LLC	Gemphire Therapeutics Inc.
(646) 597-6987	(734) 245-1700